EXHIBIT 12.1

                      ALLEGHENY ENERGY SUPPLY COMPANY, LLC


    COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
    ------------------------------------------------------------------------



                                                                                                                   From November
                                                      Nine Months          Twelve Months       Twelve Months       18 Inception
                                                          Ended                 Ended               Ended           Date through
                                                       September 30,         September 30,       December 31,        December 31,
                                                            2001                 2001                2000               1999
                                                     ----------------    -----------------   -----------------   -----------------
Earnings:                                                                  (Thousands of Dollars)
   Net income*                                         $ 234,857             $ 268,857             $  77,996          $   9,532
   Plus: Fixed charges (see below)                        82,895                96,963                39,505              2,378
         Income taxes*                                   129,044               146,404                36,081              2,503
         Amortization of capitalized interest                144                   182                   110                  7
         Income distributions of equity investees           --                    --                   7,200               --

   Less: Capitalized interest                             (4,546)               (5,022)               (4,337)              (212)
         Income from unconsolidated equity investees        --                    --                  (5,665)              --
                                                       ---------             ---------             ---------          ---------
          Total Earnings                               $ 442,394             $ 507,384             $ 150,890          $  14,208
                                                       ---------             ---------             ---------          ---------

Fixed Charges:
   Interest on long-term debt                          $  42,073             $  51,466             $  29,221          $   2,135
   Other interest                                         36,520                40,653                 8,574                170
   Estimated interest component of rentals                 4,302                 4,844                 1,710                 73
                                                       ---------             ---------             ---------          ---------
          Total Fixed Charges                          $  82,895             $  96,963             $  39,505          $   2,378
                                                       ---------             ---------             ---------          ---------

Ratio of Earnings to Fixed Charges                          5.34                  5.23                  3.82               5.97
                                                       =========             =========             =========          =========
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* Net income and income taxes exclude extraordinary charges, minority interest and accounting changes.